Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated September 27, 2011, relating to the consolidated financial statements and the effectiveness of the Parkvale Financial Corporation’s internal control over financial reporting appearing in the Parkvale Financial Corporation’s Annual Report on Form 10-K for the year ended June 30, 2011.

Our report dated September 27, 2011, on the effectiveness of internal control over financial reporting as of June 30, 2011, expresses our opinion that the Company did not maintain effective internal control over financial reporting as of June 30, 2011 because of the effect of material weakness on the achievement of objectives of the control criteria and contains an explanatory paragraph that states that a material weakness has been identified in the area of FDIC deposit insurance premium expense related to the support for the manual posting of accounting entries.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ ParenteBeard LLC

ParenteBeard LLC

Pittsburgh, Pennsylvania

September 28, 2011